Exhibit 10.1

PRIVATE & CONFIDENTIAL

Gregor van Issum

[***]

[***]

The Netherlands

Dear Gregor:

It is our pleasure to extend you an offer of employment by Wolfspeed Europe GmbH (the “Company”), a subsidiary of Wolfspeed, Inc. (“Wolfspeed”), as a Chief Financial Offer and Executive Vice President for Wolfspeed, subject to the terms and conditions of this employment contract.

You will report to Robert Feurle – Chief Executive Officer (or such other person as the Company may from time to time designate), and you will perform such work as your manager may assign or delegate to you from time to time. In general, your duties include, but are not limited to, the following:

•	Top executive responsible for overseeing the global financial strategy and organization of an independent corporation

•

Works with senior executives and the Board of Directors to establish financial and strategic goals for the company, and financial and investing strategies to meet specific business objectives, and legal, regulatory and securities reporting requirements

•	Responsibilities include long-range financial planning and policies, accounting practices and procedures and the company’s relationship with the financial and shareholder communities

•

Oversees all aspects of financial planning and reporting, including the controller function, accounting, treasury, and tax on a global basis to ensure compliance with financial reporting standards, shareholder requirements and regulatory requirements

•	May also direct the functions of business planning, legal, human resources, and/or information systems.

We reserve the right to assign other or additional reasonable and at least equivalent tasks to you without changing your remuneration and in accordance with your knowledge and skills. You will not have the authority to bind the Company in any way or to enter any contracts or commitments on its behalf in writing or otherwise without specific additional written authority from the Company.

Your employment and this agreement shall be governed by German law. The terms and conditions of your employment are as follows:

1.	Parties

This contract is concluded between Wolfspeed Europe GmbH, Einsteinstraße 12, 85716 Unterschleißheim, Germany, further called “the Company”,

And

Gregor van Issum, [***], [***], The Netherlands, further called “Employee”.

4600 Silicon Drive Durham, NC 27703 USA Main: (919) 313-5300

2.	Commencement Date

2.1.

Your commencement date will be 1 September 2025, provided that you and the Company have completed any mandatory prerequisites to your employment by such date. Both parties will proceed diligently to complete such prerequisites by 1 September 2025, provided that the Company, in its sole option, may delay the commencement date if all prerequisites are not timely completed.

2.2.

This offer is subject to your demonstrating to the Company’s satisfaction that you are not bound by the terms of any agreement with any entity in any capacity (including as an employee, independent contractor or stockholder) that might prohibit or materially limit your employment by the Company in the aforementioned position. You will promptly provide copies of any non-competition agreements that you have signed.

3.	Compensation

3.1.	Annual Base Pay

Your starting gross annual basic salary for all your services rendered will be €435,000.00 gross, payable in monthly installments (pro-rated for any partial month). Your base salary will be paid at the end of each calendar month.

3.2.	Incentive Pay

You will be eligible to participate in the Wolfspeed Bonus Plan with a target award of 75% of your base salary, which is prorated for time in plan for the current FY. The payout of this plan will be based on the Company meeting its established financial goals and other factors which may include job grade, full-time/part-time status, and/or individual performance. All bonus payments and calculations are subject to the terms of the formal plan document and management discretion, with the ability to overperform and receive a higher bonus in line with the applicable policy and guidelines in place and approved by the Board at that time. The bonus is due as soon as the Company is able to determine the relevant degree of target achievement. This is typically the case in October at the latest.

3.3	Sign-on Bonus

As an incentive to join Wolfspeed, you will receive the amount of €391,500.00 gross. This payment will be made in your first paycheck.

The Sign-On Bonus will be forfeited if you voluntarily resign (not caused by the Company’s fault) or if the Company issues an ordinary or extraordinary termination for reasons of your conduct within twelve (12) months of your start date. In such event, you will be responsible to pay back to the Company all (100%) of the expenses that the Company paid in relation to your Sign-On Bonus.

	USD			Euros
	$500,000.00	Base Salary		€435,000.00
75%	$375,000.00	Target Bonus		€326,250.00
	$875,000.00	Total Cash Target		€761,250.00
	$450,000.00	Sign-on cash bonus		€391,500.00
			0.87
			conversion rate

The above-mentioned payments shall be made non-cash to a bank account you specify.

4.	Hours of Work

Subject to the Company’s policies and the working requirements of your position from time to time, the Company’s usual working hours are 40 hours per week, Monday to Friday. Due to the international nature of the Company’s business, from time to time it will be necessary for you to work on weekends and during evening hours as permitted under German law. The rest periods and rest breaks regulated in the Working Hours Act shall apply, the timing of which you are free to determine, taking into account operational needs and the legal requirements of the Working Hours Act. You are obliged to work overtime, at the request of the respective supervisor, in compliance with the applicable statutory provisions if this is required for business reasons. Any overtime work shall be deemed compensated by the incentive pay you are eligible to.

5.	Place of Work; Travel Requirement; Travel Expenses.

You will be assigned to work at the Company’s Munich area office (Einsteinstrasse 12, 85716 Unterschleißheim). In addition, we anticipate that to the extent required, but not habitually, you may work from time to time from Wolfspeed’s headquarters in Durham, North Carolina, USA. From time to time the Company may also require you to carry out your duties at other locations, none of which travel shall incur or require additional compensation. Travel expenses will be reimbursed in accordance with Company policy. We reserve the right to transfer you to another place of work, at reasonable discretion, taking into account your interests, if this is necessary for business reasons.

6.	Relocation

You will work from the Munich, German office initially. Upon receipt of a valid work Visa, the parties agree that you will relocate to North Carolina, United States as soon as practicable. In order to facilitate these moves, you will be provided with relocation benefits per the Relocation Agreement Annex E of this contract.

7.	Vacations and Holidays

You will be entitled to thirty (30) business days paid leave each calendar year (prorated for any partial year). A business day for this purpose excludes Saturdays, Sundays and Public Holidays. Such annual vacation is comprised as follows:

•	20 working days of statutory minimum vacations plus

•	10 working days of contractually agreed additional vacation.

Contractual vacation may only be taken if statutory vacation has been taken in full. You must apply for the vacation in good time in the calendar year. The Company shall grant the leave at the time requested by you if this does not conflict with operational concerns or the leave requests of other employees. The statutory minimum vacation and the contractual additional leave must be taken in the respective calendar year. The statutory provisions apply to the forfeiture of the statutory minimum vacation. Contractual additional leave is forfeited if it is not taken by December 31 of the respective calendar year. The forfeiture shall take place irrespective of whether the Company had requested that the additional contractual vacation be taken or whether the Company had separately explained the possibility of forfeiture. Upon termination of the employment relationship, only the remaining minimum statutory vacation shall be compensated. Remaining contractual vacation shall lapse.

Scheduling of paid leave is subject to approval by your manager in advance. You also will be entitled to the number of paid public holidays in the state of Bavaria.

8.	Annual Salary Review

The Company regularly reviews salaries for employees on an annual basis for employees who have completed at least five (5) months of service as of such review date. Salary increases are awarded in the Company’s absolute discretion and are based, in part, upon your responsibilities and position in the Company and the Company’s assessment of your performance, including your general conduct at work and your attendance record throughout the year.

9.	Code of Conduct and Disciplinary Procedures

You will be required to sign a Certificate of Acknowledgment regarding the Wolfspeed Code of Conduct (Annex B) during your onboarding with the Company, which collectively form an integral part of this Employment Contract. The Code of Conduct describes the commitment of Wolfspeed and its related entities to lawful and ethical conduct in all of their business affairs, along with each employee’s obligation to observe the code to the maximum extent, subject to applicable law.

10.	Confidentiality

You are required to sign the attached Employee Agreement Regarding Confidential Information and Intellectual Property (“Employee Agreement”), which forms an integral part of this Employment Contract, before your first day of work. A copy is attached as Annex C for your review. You will also be required to read and sign the attached Memorandum Concerning Protection of Confidential Information (Annex D), which states the Company’s policy against your disclosure or use of confidential information and trade secrets of any of your previous employers. All such policies and the Code of Conduct are binding to the maximum extent permitted by applicable law.

Upon termination of your employment, or upon request in the case of extended paid leave or absence or suspension, you shall: (a) immediately deliver to the Company any Confidential Information within your possession; (b) if such information is contained within any data processing apparatus owned by you, delete such information and demonstrate such deletion to the Company; (c) if such information is recorded in physical media (e.g., a diary), deliver that media (by whomever owned) to the Company for deletion/removal of such information; and (d) complete such declaration as may be reasonably required by the Company to confirm your compliance with the requirements under this clause.

11.	Inability to Perform Duties

You are obliged to inform your supervisor or the Company’s Human Resources Department without undue delay of any inability to perform your duties and the expected duration. Upon request, you shall inform the Company of the reasons for such absence.

In case of sickness lasting longer than three calendar days, you are obliged to obtain a medical certificate on your incapacity for work and its prospective duration not later than on the following working day. The Company is entitled to demand an earlier submission of the medical certificate. If your absence continues longer than indicated in the medical certificate, you are obliged to submit a new medical certificate within three days after the end of the certified period of your incapacity for work. In this case, too, you are obliged to inform the Company without undue delay of the continuation of the indicated absence due to your incapacity for work. The notification may be given by telephone call. If you are not a member of the statutory health insurance or if your doctor is not a member of the Association of Statutory Health Insurance Physicians, you are obliged to provide the Company with the medical certificate of incapacity for work and its expected duration at the above-mentioned times.

If you have compensation claims against third parties due to the loss of your earnings, caused by the incapacity for work, you shall assign such claims to the Company in the amount of the continued payment of salary.

12.	Other Activities

You shall devote your full working time and capacity to the Company’s business. For the term of this Employment Contract, all other activities for remuneration as well as activities that would normally be remunerated, including any part-time work or self-employed work, are prohibited unless the Company has explicitly given its prior written consent. The Company will grant such consent if business interests/concerns are not affected by the activities.

13.	Applicability of Additional Terms

If nothing to the contrary is stated in this Employment Contract, the policies, rules, procedures and regulations applicable at the Company or an affiliate of the Company in force from time to time shall apply to the employment relationship. The current policies, rules, procedures and regulations can be found at the platform ‘accessHR’. From time to time, you will be advised of other rules, procedures and regulations relating to the Company’s operations and the manner in which you will be required to perform your responsibilities. These may be advised to you by way of internal memo or circular or drawn to your attention by your supervisors. The contents of such documents and communications form part of the terms and conditions of your employment.

As used herein, “affiliate” of the Company means an entity that controls, is controlled by, or is under common control with the Company, where “control” means ownership of a majority of the outstanding capital stock or other equity interests with voting rights with respect to the election of the board of directors or similar governing authority of the controlled entity.

14.	Alterations, Termination, Release from Work

This employment contract constitutes the written terms and conditions governing your employment with the Company. To the fullest extent permitted by German law, the Company may unilaterally change these terms and conditions, and in such event, you will be notified of any changes. Neither this employment contract nor the Employee Agreement constitutes a commitment by the Company to employ you for any specific term.

The employment contract may be terminated by either party without cause provided that the terminating party has given written notice at least three (3) months prior to the end of a calendar month, unless applicable law calls for a longer period. Each party may terminate the employment without notice for cause. Notice of termination must be given in writing.

You may file a claim before the competent local labour court for protection against unfair dismissal within three weeks after receipt of the notice of termination according to Secc. 4, 5, 7 of the German Protection against Dismissal Act (“Kündigungsschutzgesetz”).

If one of the parties has given notice of termination, the Company is entitled to revocably or irrevocably release you from your obligation to work at any time until the end of the notice period while continuing to pay the contractual remuneration. The right to such release will exist, in particular, if, for business and/or organizational reasons, your position has become redundant, if the relationship of trust has been disturbed, to protect other employees, to protect customer relations as well as for reasons of protecting and securing operational and business secrets and other confidential company matters. Any vacation claims still open at the time you leave the Company shall be deemed to be compensated by such period of irrevocable release. The open vacation shall begin as of the first day after the release and continue without interruption. After the vacation, any earnings you receive due to other employment of your labour and any salary you maliciously refrain from earning shall be set off against your salary. You must inform the Company, at your own initiative, about any remuneration you obtain apart from the salary you receive from the Company under your Employment Contract. This duty to inform also includes the amount of the remuneration. If the Company so requires, you must provide corresponding evidence by presenting auditable records.

15.	Choice of Law; Jurisdiction and Language

This employment contract shall be governed by German law. Any dispute between you and the Company that cannot be resolved amicably shall be subject to the exclusive jurisdiction of the competent courts in Germany. This letter is prepared and agreed in the English language, in the event that an official translation is required for any purpose and in the event any inconsistency occurs, the English version shall control for all purposes.

16.	Final Provisions/Cut off clause/Written Form Clause

This Agreement represents the entire agreement and understanding of the parties. The parties have not concluded any other oral or written agreements.

If a provision of this Agreement is or becomes wholly or partially invalid, the validity of the remaining provisions of this Agreement shall not be affected.

All claims of you and of the Company arising from this Employment Contract and relating to this Employment Contract or its termination shall be forfeited unless they are asserted within three months after they have become due in writing vis-à-vis the Company or you, text form shall suffice for such assertion. In case the asserted claims should be rejected by the respective other party in text form, or in case of the respective other party’s failure to act on the assertion within two weeks in text form, the claims must be asserted in court within another three months after rejection or the lapse of the two weeks-period. After the lapse of the specified time limits, the claims shall be forfeited. The aforementioned exclusion clauses shall not apply to non-forfeitable claims including entitlements to the statutory minimum wage, liability due to intention and gross negligence and liability for damage from injury to life, body or health.

If these employment terms are satisfactory to you, please indicate your acceptance by electronically signing below. We look forward to working with you and anticipate that you will make a significant contribution to the growth of the Company and its affiliates.

Yours sincerely,

For and on behalf of
WOLFSPEED EUROPE GMBH	Confirmed and accepted by:

/s/ Robert Feurle	/s/ Gregor van Issum
Robert Feurle	Gregor van Issum

Date: July 6, 2025	Date: 6th of July 2025

Documents for Reference:

Annex A – Code of Conduct

Annex B – Code of Conduct Certificate of Acknowledgement

Annex C – Employee Agreement Regarding Confidential Information and Intellectual Property

Annex D – Memorandum Regarding Protection of Confidential Information

Annex E – Relocation Agreement

Firm Name: Wolfspeed Europe GmbH

Registration: Munich HRB 180803